UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF NORTH CAROLINA
                                   RALEIGH DIVISION

          IN RE:                                  CASE NO. 93-01365-5-ATS

          ROSE'S STORES, INC.                     (CHAPTER 11)
          (TAX ID #56-0382475)
               Debtor
          ___________________________


                                        ORDER
                         APPROVING SHORT-TERM INCENTIVE PLAN


               THIS MATTER is before  the Court upon the "Motion  For Order

          Approving  Short-Term  Incentive  Plan" (the  "Motion")  filed by

          Rose's Stores, Inc, debtor and debtor in possession in the above-

          captioned  case (the  "Debtor").   The Motion  was served  on the

          "Official Service List"  as established in the  Court's "Ex Parte

          Order  Establishing  Notice  Requirements  With  Respect  To  All

          Proceedings In This Case," entered on or about September 7, 1993.

          Based upon a  review of the  record, the  Court hereby finds  and concludes as follows:

               1.   The  Debtor filed for  relief under  chapter 11  of the

          Bankruptcy  Code  on September  5,  1993  (the "Petition  Date").

          Since that  time, the Debtor  has been operating  as a debtor  in possession pursuant to  sections 1107 and 1108 of  the Bankruptcy

          Code.

               2.   As  of  the date  the  Motion was  filed,  the Debtor's

          operations were  directed by  an officer  group comprised  of the president and chief executive  officer ("CEO"), two (2) executive vice presidents  and one (1) senior  vice president (collectively hereinafter referred to as "Executive Officers") and eleven (11) vice presidents and one (1) treasurer ("Vice Presidents"). The

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          Executive  Officers  and  the Vice  Presidents  are  collectively hereinafter referred to as "Officers."

               3.   In  the   Motion,   the  Debtor   requested  an   order

          authorizing  it   to  implement  a   Short-Term  Incentive  Plan,

          effective January  30, 1994, to  assist the Debtor  in motivating its Officers throughout the  reorganization by rewarding them for achieving and exceeding designated performance targets.

               4.   The  Short-Term Incentive  Plan motivates  employees to

          achieve designated performance goals during the reorganization by awarding bonuses  based on  the Debtor's  ability to  achieve and exceed specified  cash flow  targets for the  performance period.

          These cash flow  targets are referred  to as "EBITDA"  ("Earnings

          Before Interest, Taxes, Depreciation and Amortization").

               5.   Under the Short-Term Incentive  Plan, Officers can earn

          "incentive  awards,"  the  amounts  of  which are  based  on  the

          Debtor's  ability  to  achieve  the  designated  EBITDA  for  the

          performance period.1   The  Plan  provides for  two (2)  six  (6)

          month performance periods during each fiscal year which are based

          on  the Debtor's  selling seasons.   Eligible  Officers may  earn

          Incentive  Awards   in  either   or  both  performance   periods.

          Incentive Awards for both performance periods will be paid within thirty (30) days of the  Effective Date (simultaneously with  the distribution to  the general unsecured creditors),  as defined in the Debtor's draft  plan of reorganization  dated July 15,  1994;

          provided,  however,  that  if  the



               1    The  Chairman   of  the   Board  is  not   eligible  to
          participate in the Short-Term Incentive Plan.
                                         -2-

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          Debtor  fails  to  reach  the

          Effective Date, no payments  will be made to the Officers and the

          Officers will have no  claim against the Debtor arising  from the

          Short Term Incentive Plan.

               6.   Each fiscal year, Executive Officers can earn a maximum

          Incentive  Award  of thirty-five  percent  (35%)  of annual  base salary, and Vice Presidents can earn a maximum Incentive Award of

          thirty percent  (30%) of  annual base salary.   Each  performance

          period,  the Officers  can  earn only  one-half  of their  annual maximum Incentive Award.

               7.   Incentive Awards are earned by the Officers during each

          of the two (2) six (6) month performance periods as follows:

               (a)  If the Debtor  achieves 100% of the targeted EBITDA for the performance period, eligible Officers  will receive

                    50% of  the maximum annual Incentive Award (or 8.75% of

                    annual base  salary for Executive Officers  and 7.5% of

                    annual base salary for Vice Presidents).

               (b)  If the Debtor achieves 120%  of the targeted EBITDA for the  performance period, eligible Officers will receive

                    100% of the maximum annual Incentive Award (or 17.5% of

                    annual base  salary for  Executive Officers and  15% of

                    annual base salary for Vice Presidents).

               (c)  If  the Debtor achieves  between 100%  and 120%  of the targeted  EBITDA for  the performance  period, eligible

                    Officers  will  receive between  50%  and  100% of  the

                    maximum
                    annual Incentive Award2.

               8.   The  target cost  of  the plan  is  $446,080.00 at  one

          hundred  percent (100%)  of targeted  EBITDA performance  and the maximum cost  is $892,160.00  based on  the assumptions that  all

          Officers are eligible to  participate in the Plan and  the Debtor attains  one hundred  and twenty  percent (120%) of  the targeted

          EBITDA for both performance periods for the fiscal year.

               9.   To  be  eligible  to   participate  in  the  Short-Term

          Incentive  Plan, each  Officer must  be employed  at the  time of payment and must have performed at or above expectations  against

          performance evaluations.    The Short-Term  Incentive Plan  would

          replace any other annual  incentives or bonuses currently offered to the Officers.

               10.  The Short-Term  Incentive Plan  will assist the  Debtor

          tremendously  in  its  efforts  to reorganize.    The  Short-Term

          Incentive Plan  will maximize operating results  by instilling in the  Officers  a sense  of participation  in  the success  of the entire  organization  and incentives  to  not  only achieve,  but exceed the  financial objectives  of  the Debtor  for the  fiscal year.

               11.  Currently, the  Debtor's total compensation  package is significantly  below industry practices due  to the lack of short

          and  long-term  incentives,  making   the  Debtor  vulnerable  to

          turnover.   Other similar bankrupt companies  facing this problem

          have   typically  responded   by  use   of  performance/retention

          incentives to close the gap  in compensation.  The implementation of  the Short-Term


               2    The amount of the Incentive Award will be determined by
          use of linear interpolation.

          Incentive Plan  will begin  to close  the gap

          between  the  Debtor's  compensation  package  and  the  industry

          standards.   The Debtor  plans to  further close  the gap  in its

          compensation package  by proposing a long-term  incentive plan in its plan of reorganization.

               12.  The   cost  of   the  Short-Term   Incentive  Plan   is

          significantly less than  the costs which would  result should the

          Debtor lose a significant number of its key Officers.  Recruiting and  replacing officers during chapter 11 would not only be time-

          consuming and  expensive, but would  also significantly  distract management  from  its efforts  to  implement  the business  plan.

          Further,  continuity  of  staff  is  essential  to  a  rapid  and

          successful  emergence  from  chapter   11.    By  implementing  a

          compensation package  which is  comparable to  industry practices and that  of other  similar bankrupt companies,  the Debtor  will lessen its chances of losing key personnel.

               15.  The Official Committee for the Unsecured Creditors  has

          reviewed the  Short-Term Incentive Plan, as  described herein and supports its implementation.

               NOW,  THEREFORE, for good cause  shown, it is hereby ordered as follows:

               1.   The Debtor is  authorized to  implement the  Short-Term

          Incentive Plan as  in the Debtor's  Motion and herein,  effective

          January 30, 1994.



               2.   No  charge  or  assessment  shall be  made  or  allowed

          against  the Pre-Petition  Lenders  or  General Electric  Capital

          Corporation ("GE Capital") or their respective collateral for any obligations
          arising under the Short-Term Incentive  Plan pursuant

          to 11 U.S.C. (section mark) 506(c), or otherwise.

          DATED: August 4, 1994
                                             /s/  A. Thomas Small
                                             Bankruptcy Judge